Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into on July 18, 2016, (“Effective Date”) between NuGene International, Inc., a Nevada corporation, (hereinafter referred to as “Nugene,” the "Company" or "Employer") and Steven R. Carlson, an individual, (hereinafter referred to as the "Employee"). Employer and Employee may be referred to individually as the "Party," or collectively, the "Parties."

In consideration of the mutual promises contained herein, the Parties agree as follows:

1.	Name of Position. The Company will employ the Employee, and the Employee agrees to be employed by the Company, subject to the Performance Terms set forth herein, as the CEO and President of NuGene, Inc. and its affiliates NuGene BioPharma, Inc. and the Aesthetics Group, Inc. In that position, Employee will report to Company’s Board of Directors. Employment shall begin July 25, 2016. Employee shall perform the services hereunder from a principal office established by Employee in the San Francisco Bay Area. Employee shall make himself available for meetings and other activities at the Company’s Irvine office and manufacturing facility on a regularly scheduled basis. The Company shall provide Employee with such office infrastructure support, including management ad staff, as is reasonably required by the Employee.

2.	Performance Terms. Based on representations made by the Employee, as well as expectations of the Company, the performance terms set forth in Schedule A are agreed upon between the Parties. Employee understands that failure to reach specific benchmarks or performance terms, as reasonably determined in good faith by the Board of Directors, and in consultation with and accepted by Employee, may result in reassignment, demotion, or termination. Employee further understands that reaching specific benchmarks or performance terms constitutes a reasonable and substantial condition of employment but does not in any way guarantee or promise continued employment. Based on representations made by the Company, Employee’s performance is dependent upon the Company’s successful completion of (i) a bridge round of debt funding of not less than $1,500,000 (the “Bridge Financing”) or a greater amount, on commercially reasonable terms under the circumstances, to be determined by the Board of Directors, of which the initial $1.5M to be funded no later than September 12, 2016 and sufficient to cause the company to become and remain fully solvent and in good financial health, and able to carry out its business plan in the good faith judgement of the Employee and the Baord of Directors and (ii) a minimum financing of an amount to be determined by the Board of Directors to be funded by December 31, 2016 . Company understands that Employee’s reaching specific bench marks or performance terms will not be achievable without such financing.

3.	Compensation. Employee shall receive a salary of $400,000 per year plus bonuses as described below in 4b. Employee shall receive an advance of $100,000 as a draw against his annual salary upon the initial $250k of bridge funding. The balance of Employee’s annual salary will be payable in accordance with Company’s standard payroll practices on the 16th and 1st day of each month. Employer will deduct or withhold from compensation any and all sums required under applicable law, such as federal income and social security taxes, as well as all state or local taxes now applicable or that may become applicable to Employee or Employer in the future. Employee understands that he is a salaried/exempt employee and not entitled to overtime wages. Employee shall be entitled to the benefits of the Employee Benefits Package set forth in Schedule B or as otherwise offered by Employer to its employees.

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a.          Annual Incentive Bonus. Employee shall participate in any bonus plan that the Board or its designee may approve for the senior executives of the Company. For the initial full three (3) year period after the Effective Date, commencing with the 2016 calendar year and payable no later than January 31st of 2017, 2018, 2019 (the year following the year for which the Bonus is earned,) Employee shall be entitled to the greater of (i) 100% of his target bonus under the Company’s Management Incentive Compensation Plan which shall be fifty percent (50%) of Employee’s base salary or (ii) 2.75% of Company’s gross sales. Thereafter, Employee shall be entitled to such annual performance bonus (which shall be no less than fifty percent (50%) of the Employee’s base salary) and subject to performance targets as determined by the Board of Directors in good faith commensurate with other senior executive offices of the Company.

b.          Bonus Advance. If the date of Closing of the Next Equity Financing is prior to January 31, 2017, the Company shall advance to Employee the sum of One Hundred Thousand Dollars ($100,000) of Employee’s 2016 annual bonus, which amount shall be deemed fully earned on the date of Closing of the Next Equity Financing.

4.	Duty of Loyalty and Best Efforts. Employee agrees that during his employment, Employee shall devote substantially all of his business time and energies, attention, knowledge, and skills to Employer's business interests and shall do so in good faith, with best efforts, and in accordance with each of the Company’s corporate governance and ethics guidelines, conflicts of interest policies, and all other Company policies (collectively the “Company Policies”). Notwithstanding the above, however, Employee shall be authorized to engage in other employment and other activities described on Exhibit A attached hereto. Employee understands that he shall only be entitled to the compensation and benefits as set forth in this Agreement and Schedule B. Except as may be described on Exhibit A, during his employment, Employee agrees to refrain from any interest, of any kind whatsoever, in any business competitive to Employer's business excepting such preexisting interests already fully disclosed in writing to Employer. Except as may be described on Exhibit A, the Employee further acknowledges he will not engage in any form of activity that produces a "conflict of interest" with those of the Employer unless agreed to in advance and in writing.

5.	Underlying Licensing Agreement. This Agreement is subject to NuGene's rights and obligations pursuant to that certain License Agreement between Kathy Ireland Worldwide, Inc. and NuGene Inc., dated November 2014, available through public filings posted on the SEC website (hereinafter, "kiWW Agreement.") To the extent that any provision in this Agreement conflicts with or contravenes NuGene's rights and obligations under the kiWW Agreement, said provision will be stricken and the parties will consult and use their best efforts to agree upon a reasonable substitute for such invalid provision in light of the intent of this Agreement.

6.	"At Will" Employment. Employee's employment is "at will." This means that either Employee or Employer may terminate the relationship at any time, with or without cause, for any reason permitted by law, with the notice provided under Section 7 below.

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7.	Term and Termination.

a.          Termination With Notice. Either Party may terminate the relationship hereunder under Section 6, above, upon thirty (30) days advance written notice.

b.          Early Termination. The relationship hereunder shall also terminate upon the death or disability of Employee (each an “Early Termination”).

c.          Termination for Cause. The relationship hereunder shall terminate upon five (5) days prior written notice from Employer to Employee “for cause” (as defined below), provided that Employee does not cease the conduct constituting “for cause” prior to the expiration of such five (5) day period. For purposes of this Agreement, the term “for cause” shall include the following:

(1)          Any action by Employee involving the conviction or entry of a plea of nolo contendere (or similar plea) under any criminal statute constituting a felony;

(2)          Any action by Employee involving the conviction or entry of a plea of nolo contendere (or similar plea) under any criminal statute involving dishonesty, fraud or breach of trust, whether or not related to Employee’s employment;

(3)          Possession, use, or being under the influence of any unlawful controlled substance on Company premises or while on Company business, or use of or being under the influence of alcohol to an extent that it interferes with the performance of Employee’s duties under this Agreement after notice and an opportunity to cure such behavior;

(5)          Willful violation of any express lawful direction of the Board or any repeated material violation of any rule, regulation, policy, or plan established by Company from time to time regarding the conduct of its employees and/or its business after notice and an opportunity to cure such behavior;

8.	Indemnification. The Company shall indemnify the Employee and hold him harmless to the fullest extent permitted by law and under the by-laws of the Company against, and in respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages (“Losses”) resulting from the conduct of the Company’s business, except to the extent such Losses arise from the Employee’s gross negligence or willful misconduct, or as otherwise not permitted under applicable law. Employee shall have the right to require Company to enter into a directors and officer indemnification agreement with Employee in standard form within 60 days after the Effective Date. This obligation survives the expiration or termination of this Agreement.

9.	No Inconsistent Obligations. Except as may be described on Exhibit A, Employee represents and warrants that he is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with the performance of his promises and duties herein. Employee represents and warrants that the execution and performance of this Agreement will not violate any trade secret, confidentiality, policies and procedures, and the like, of any other person or entity.

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10.	Non Disparagement. Upon termination for any reason, neither Party may make any statement disparaging the character, performance, business, or goodwill of the other. Any public announcement related to any such termination shall require the mutual written approval of both Parties. This provision survives termination of the Agreement. Nothing in this section is intended to prevent either Party from cooperating in any governmental investigation or legal proceeding.

11.	Existing Non-Disclosure and Confidentiality Agreement. The terms of this Agreement are strictly confidential. Employee has executed that certain Nondisclosure and Confidentiality Agreement, dated July 19,2016, (hereinafter “NDA”). The terms of the NDA incorporated herein by reference and relevant provisions in this Agreement are intended to supplement but never to supersede the NDA.

12.	Mediation and Binding Arbitration. The parties agree to mediate any dispute between them and to split the costs equally. If the dispute is not resolved in mediation, the Parties shall submit to binding arbitration any claim of any nature whatsoever, other than those prohibited by law or for workers compensation, unemployment, or disability benefits. Employee agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. The Parties agree that the arbitrator shall have the power to decide any motion brought by any party to the arbitration that could otherwise be brought in court and to award any remedies available under the applicable law. The Company will pay for any fees charged by the arbitrator or AAA, and Employee shall not be required to pay any fees in excess of those Employee would have had to pay if the dispute had been filed in court. The Parties further agree that arbitrator shall administer and conduct any arbitration consistent with the Rules, and any decision of the arbitrator shall be in writing. Except as provided by the Rules and this Agreement, arbitration shall be binding on the Parties.

13.	Accuracy of Representations. Employee understands that any projections regarding the financial status or potential for growth of the Company are matters of opinion only and do not constitute a legally binding representation. Employee agrees that he has had the opportunity to conduct due diligence and is satisfied with the representations that have been made.

14.	Entire Agreement. This Agreement supersedes all prior oral or written Agreements or understandings between the Parties, including emails, offer letters, letters of intent or understanding. Accordingly, the Parties agree this writing, the NDA referenced herein, and any employee handbook or policies and procedure manual, constitute the entirety of the Employment Agreement between the Parties. Any modifications to this Agreement may only be done in writing and must be approved by both Employee and the Company.

15.	Assignment. Absent prior written consent by Company, Employee may not transfer, delegate, or assign any rights, duties and obligations herein.

16.	Captions. The captions of the sections and subsections in this Agreement are for convenience only and shall not be used to interpret the provisions of this Agreement.

17.	Construction. The verbiage used in this Agreement is the verbiage chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any Party because that Party or its attorney drafted the provision.

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18.	Waiver of Breach. The waiver by either Party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach by the other Party. No waiver shall be valid unless placed in writing and signed by the non-breaching Party.

19.	Attorney Review. Employee warrants and represents that in executing this Agreement, Employee has had the opportunity to rely on legal advice from an attorney of Employee's choice, so that the terms of this Agreement and their consequences could have been fully read and explained by an attorney and that Employee fully understands the terms of this Agreement.

20.	Notice.

a.          Method and Delivery. All notices, requests and demands hereunder shall be in writing and delivered by hand, by Electronic Transmission, by mail, or by recognized commercial over-night delivery service (such as Federal Express or UPS), and shall be deemed given (i) if by hand delivery, upon such delivery; (ii) if by Electronic Transmission, upon telephone confirmation of receipt of same; (iii) if by mail, forty eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; or, (iv) if by recognized commercial over-night delivery service, upon such delivery.

b.          Consent to Electronic Transmission. Each Party hereby expressly consents to the use of Electronic Transmission for communications and notices under this Agreement. For purposes of this Agreement, “Electronic Transmission” means a communication (i) delivered by Fax or E-Mail when directed to the Fax number or E-Mail address, respectively, for that recipient on record with the sending Party; and, (ii) that creates a record that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

c.          Address Changes. Any Party may alter the Fax number, E-Mail address, physical address, or postage address to which communications or copies are to be sent by giving notice of such change of address to the other Parties in accordance with the provisions of this Section 20.

21.	Severability. Each paragraph herein shall be and remain separate from, independent of, and severable from any other paragraph except where otherwise indicated by the context of the Agreement. To the extent any provision is deemed unenforceable, all remaining provisions of this Agreement shall remain in full force and effect.

22.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and constituting the same instrument.

23.	Interpretation of Agreement. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the state of California, county of Orange. This Agreement shall be interpreted with all necessary changes in gender and in number as the context may require.

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24.	Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of any one of the following: (i) the direct or indirect sale, lease, license, transfer, conveyance or other disposition, in one or a series of related transactions, of substantially all (measured on a fair market value basis) of the assets of the Company and its Subsidiaries taken as a whole to any person, entity or group of persons and/or entities acting in concert; (ii) the consummation of any transaction, including without limitations, any merger or consolidation) the result of which is that any person, entity or group or persons and/or entities acting in concert becomes the owner or beneficial owner, directly or indirectly, of more than 50% of the outstanding voting securities of the Company, measured by voting power rather than number of shares; (iii) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting securities of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of common stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting securities of the surviving Person immediately after giving effect to such transaction; (iv) the first day on which the majority of the members of the Board of Directors of the Company cease to be Continuing Directors; or (v) the adoption of a plan relating to the liquidation or dissolution of the Company. In the event of a “Change of Control” of the Company, all outstanding options under the Company’s Stock Option Agreement will become immediately vested.

25.	Severance. Employee shall be entitled to receive benefits upon a Separation from Service only as set forth in this Section 25.

a.          If Employee has a Separation from Service as a result of the Employee’s discharge or Employee’s resignation, other than in the event of Employee’s discharge for cause as defined herein other than as required by law, Employee shall be entitled to receive, in lieu of any severance benefits to which Employee may otherwise be entitled under any severance plans or program of the Company, the benefits provided below:

i.        The Company shall pay to Employee his fully earned but unpaid salary, when due, through the date of Employee’s Separation from Service at the rate then in effect plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan, or agreement, health benefits plan or other Company group benefits plan to which Employee may be entitled pursuant to the terms of such plans or agreements at the time of Employee’s Separation from Service.

ii.        Employee shall be entitled to receive severance pay in an amount equal to the sum of;

a)         Employee’s monthly base salary as in effect immediately prior to the date of termination for the twelve (12) month period following the date of Employee’s Separation from Service, plus

b)         An amount equal to Employee’s maximum target bonus for the year in which the date of Employee’s Separation from Service occurs.

which severance pay shall be paid in a lump sum cash payment on the first regularly scheduled Company payroll date occurring on or after the thirtieth (30th) day after the dare of Employee’s Separation from Service; and

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iii.        For the period beginning on the date of Employee’s Separation from Service and ending on the date which is twelve (12) full months following the date of Employee’s Separation from Service (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires) (the “COBRA Coverage Period”), the Company shall arrange to provide Employee and his eligible dependents who were covered under the Company’s health insurance plans as of the date of Employee’s Separation from Service with health (including medical and dental) insurance benefits substantially similar to those provided to Employee and his dependents immediately prior to the date of such Separation from Service. If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans, the Company shall provide substantially equivalent coverage under other third-party insurance sources. If any of the Company’s health benefits are self-funded as of the date of Employee’s Separation from Service, or if the Company cannot provide the foregoing benefits in a manner exempt from or otherwise compliant with applicable law (including without limitation, Section 409A of the Code and Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Employee an amount equal to the monthly plan premium payment for Employee and his eligible dependents who were covered under the Company’s health plans as of the date of Employee’s Separation from Service (calculated by reference to Employee’s premiums as of the date of his Separation from Service) as currently taxable compensation in substantially equal monthly installments over the COBRA Coverage Period (or the remaining portion thereof). The Company and Employee intend that any amounts or benefits payable or provided under this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations relating thereto (collectively, “Section 409A”) so as not to subject Employee to the payment of any tax, interest, or penalty that may be imposed under Section 409A and shall be construed and administered in accordance with Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in Employee being subject to payment of tax, interest, or penalty under Section 409A, the Company and Employee agree to amend this Agreement in a manner that brings this Agreement into compliance with 409A (to the extent allowed by law) and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Employee.

IN WITNESS WHEREOF, the Parties have signed this Agreement to be effective as of the date set forth in the preamble.

EMPLOYER		EMPLOYEE
NuGene, Inc.		Steve Carlson
17912 Cowan		615 Hurlingham Ave
Irvine, CA 92614		San Mateo, CA 94402

E-mail: alikh@nugene.com		E-mail: steve94402@yahoo.com

	/s/ Ali Kharazmi		/s/ Steven R. Carlson
By:	Ali Kharazmi	By:	Steven R. Carlson, an Individual
Its:	Chief Executive Officer

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EXHIBIT A

Other Authorized Employment Duties, Responsibilities or Activities

The only other employment and other business related duties, responsibilities or activities in which Employee is authorized to engage during the term of this Agreement are as follows, so long as the activities do not substantially interfere with Employee’s ability to discharge his obligations under this Agreement:

•	Miotox LLC (limited partner in Migraine patent licensing agreement with Allergan)

•	PCA BOD (private aesthetician based skin care company based on chemical peels and retinols)

•	Pomega Inc - consultant to private organic based — pomegranate seed iol (Omega 5) based company

•	Serene Medical BOD and executive vice chair for R&D company focused on radio frequency (RF) technology for nerve ablation.

Company acknowledges that Employee may from time to time be required to devote substantial and focused time and attention to such other duties, responsibilities or activities. To the extent Employee can reasonably anticipate when such time and attention may be needed, he shall inform the board of directors of the Company as far in advance as reasonably possible. Employee shall exercise his duties and responsibilities to the Company during any such periods by ensuring all essential functions of his position with the Company are carried out directly or indirectly through other Company employees or independent contractors as Employee determines is reasonable and appropriate in the exercise of his business judgment. Employee will not take any action that would directly or indirectly promote any competitor or impair Employer’s interests.

Employee shall not at any time, whether during or subsequent to the term of Employee’s employment, unless specifically consented to in writing by Employer, either directly or indirectly use, divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any confidential information concerning any matters affecting or relating to the business of Employer, including, but not limited to, the names, buying habits, or practices of any of its customers, its’ marketing methods and related data, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services, manufacturing and sales, costs, lists or other written records used in Employer’s business, compensation paid to employees and other terms of employment, or any other confidential information of, about or concerning the business of Employer, its manner of operation, or other confidential data of any kind, nature, or description to the extent that such information is not generally publicly available and is treated as a trade secret by Employer. The Parties hereby stipulate that as between them, the foregoing matters are important, material, and confidential trade secrets and affect the successful conduct of Employer’s business and its goodwill, and that any breach of any term of this provision is a material breach of this Agreement. Notwithstanding the above, however, nothing herein shall prevent Employee from using the general knowledge and experience he has gained and will gain in his professional career.

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SCHEDULE A

Duties and Responsibilities

The essential job functions or duties of this position are as follows. Employee shall also perform such other duties as are customarily performed by other persons in similar positions, as well as such other duties as may be assigned from time to time by the Employer.

Working with the management team, the CEO and President of NuGene is responsible for:

°	Overall development of the companies strategy and business plan to maximize shareholders long term value

°	Working closely with the BOD in evaluating and executing funding strategies necessary to ensure the Companies success

°	Hiring a best in class management organiztion

°	Insuring that the company is operating under sound corporate governance with appropriate financial controls to remain solvent and commercially viable and successful.

°	Performing his duties with strong fiduciary responsibility to the common shareholders.

°	Developing a business plan which optimizes the science of stem cell technology across all reasonable available channels including but not limited to; consumer/retail thru Kathy Ireland Branded product, Physician dispense with professional branded product and biologics / wound care which may include a biologic or orphan drug opportunity

°	Ensuring that no less than 10% of funding or ongoing revenues is allocated to the science and clinical data in support of the stem cell technology science platform and meaningful skin or hair diseases and disorders

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SCHEDULE B

Employee Benefits Package

Employer will supply the following benefits. All benefits are subject to change at the sole discretion of the Employer with written notice to the Employee, provided that they apply to all senior management personnel generally.

o	Benefit Plans. Employee shall be entitled to participate in all employee benefit plans that the Company has adopted or may adopt, maintain or contribute to at a level commensurate with Employee’s position, subject to satisfying any applicable eligibility requirements.

o	Paid Time Off. Employee shall be entitled to paid time off in accordance with the Company's policies, but in no event less than twenty (20) days (as prorated for partial years), which paid time off may be taken at such times as Employee elects with due regard to the needs of the Company. Vacation benefits should be used annually. There is a "cap" on accrual, which prevents it from accumulating beyond a total of thirty-five (35) days.

o	Sick Leave. Employee shall be entitled to five (5) sick leave and emergency leave days each year. Additional sick leave or emergency leave over and above paid leave provided by the Employer, if any, shall be unpaid and shall be granted at the discretion of the Employer.

o	Expense Reimbursement. Employee shall be entitled to reimbursement for all reasonable expenses, including travel, incurred by Employee in the performance of Employee's duties and responsibilities and previously approved in writing by the Employer. Employee will maintain records and written receipt as required by the Employer policy to substantiate such expenses.

o	Stock Options/warrant. On the Effective Date hereof, Employee will be granted incentive stock options to purchase shares of the Company’s common stock in an amount equal to five percent (5%) of the Company’s issued and outstanding shares of capital stock at an exercise price per share equal to the fair market value of the Company’s common stock as of the Effective Date hereof, as quoted on the OTC Markets.

The options shall be subject to the terms and conditions of the Company’s Stock Plan and subject to equal monthly vesting over the three (3) year period commencing on the date of this Agreement. Vesting will accelerate 100% upon a Change of Control. The Shares underlying the options granted under the Stock Plan shall be registered by the Company under form S-8 or equivalent form under the United States Securities Act of 1933 (the "1933 Act") and the rules promulgated thereunder, and under any applicable state securities or “blue sky” laws of any state of the United States, as soon as practicable after the date hereof. For the avoidance of doubt, the purpose of such registration is to allow Employee and other option holders the ability to freely sell any shares purchased upon exercise of option granted under the Company’s Stock Plan.

In addition. Employee shall be granted as a anti-dilution mechanism to be effective through and including the Company’s Next Equity Financing (i.e., to include any bridge financing consummated prior to a Next Equity Financing),, a warrant to purchase shares of the Company’s capital stock (or securities convertible or exercisable into shares of capital stock) issued in the Next Equity Financing in an amount equal to five percent (5%) of the shares of such capital stock (or securities convertible or exercisable into shares of capital stock) up to a maximum number of shares issued for consideration of up to a minimum of $15,000,000 at an exercise price per share equal to the exercise price per share of the common stock options issued to Employee on the Effective Date as described above, adjusted as appropriate for any stock split, stock dividend, recapitalization or the like. “Next Equity Financing” shall mean the sale by the Company of its equity securities in an amount of no less than $15,000,000. For the avoidance of doubt, the anti-dilution warrant shall expire after the Closing of the Next Equity Financing.

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NONDISCLOSURE AND CONFIDENTIALITY AGREEMENT

This Nondisclosure and Confidentiality Agreement ("Agreement") is made by and between NuGene. Inc., a California corporation, and its parent companies, subsidiaries, affiliates, partners, and assignees, if any ("Company") and Steve R. Carlson, on behalf of himself as an individual and his companies, subsidiaries, affiliates, partners, and assignees, if any, ("Recipient"), to protect the confidentiality of Company's information.

RECITALS

WHEREAS, This Agreement is intended to protect confidential and proprietary information that may be disclosed by NuGene solely for the purpose of evaluating or pursuing a business relationship, in general.

WHEREAS, during his/her relationship with the Company, the Recipient will have access to certain confidential and proprietary information, including, but not limited to, technical information, know-how, product information, formulae, processes, business and marketing plans, strategies, customer information, training and operational procedures, and other confidential and proprietary information concerning the Company's business; and

WHEREAS, the parties acknowledge and agree that the confidential and proprietary information are valuable, special and unique assets of the Company which would allow the Recipient or another third party recipient of such information to unfairly and inequitably compete against the Company and to otherwise cause the Company significant and irreparable harm.

NOW THEREFORE, Recipient hereby agrees as follows:

1.	"Confidential Information" Defined. It is difficult to define in advance the scope of Confidential Information, but in general it will be information that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. Confidential Information will include, among other things, any and all information disclosed to me or known by me as a consequence of my relationship with the Company that is not generally known outside the Company about the Company's and each of its subsidiaries' and affiliates' businesses, finances, operations, Clients, (as defined herein), Vendors (as defined herein), employees, technologies, formulae, processes, know-how, compositions, inventions, computer programs, distribution, designs, services, development projects, accounts, billing methods, pricing, data, sources of supply, business methods, marketing, production or merchandising techniques, systems or plans, internal affairs, legal affairs, creative ideas and concepts, projects, advertising and operating procedures, potential or existing reorganization plans, any and all information entrusted to the Company by third parties, and any and all information defined as "Trade Secrets" under the Uniform Trade Secrets Act. Confidential Information may be contained in written materials, in verbal communications, in the unwritten knowledge of Recipient or others employees, and/or any other tangible medium of expression, including, but not limited to, hard disk and soft disk drive mechanisms.

2.	"Client" Defined. As used throughout this Agreement, "Client" includes; (1) anyone who is a client or customer of the Company during the two year period immediately preceding the date hereof or who becomes a client of the Company during the period of time I am working with Company, and (2) any prospective client or customer to whom or to which the Company has made a presentation (or similar offering of services) within a period of one year prior to the ending of my relationship with the Company.

3.	"Vendor" Defined. As used throughout this Agreement, "Vendor" includes: (1) anyone who is a vendor or supplier to the Company on the date I sign this Agreement or who becomes a vendor or supplier to the Company during the period of time which I am providing services to the Company, and (2) any prospective vendor or supplier to whom the Company has made a presentation (or similar proposal to enter into a business relationship) within a period of one year prior to the time I cease providing services to the Company.

4.	Fiduciary Relationship. I agree that a confidential and fiduciary relationship exists between me and the Company in connection with the Company's Confidential Information.

5.	No Disclosure. In consideration of my relationship with the Company, I agree to keep confidential any and all Confidential Information. Such Confidential Information shall not be used by me for any purpose except as permitted by Company nor shall I disclose or reveal any Confidential Information for reasons not related to the business interests of the Company even in the course of casual discussions, to any person or entity, whether during my relationship with Company or at any time thereafter. If at any time I become aware of any unauthorized use, disclosure, or communication of such Confidential Information by anyone, I agree to immediately inform an officer of the Company of such use, disclosure, or communication.

6.	Ownership. All documents, concepts, ideas, improvements, formulae, inventories, reports, notes, compilations, artistic works, sketches, work product, and other materials of any kind or character which I have made or conceived, either solely or with others, while I am working with the Company, which are applicable directly or indirectly to any phase of the Company's business ("Company Materials"), whether or not such materials are Confidential Information, and all other Confidential Information, shall be the Company's exclusive property. All results and proceeds of my services to the Company shall be deemed to be works-made-for-hire for the Company within the meaning of the copyright laws of the United States and the Company shall be deemed to be the sole author thereof in all territories and for all purposes. I hereby irrevocably assign to the Company, to the extent the Company does not already own such rights, all rights, title, and interest in and to all Confidential Information and Company Materials. No Company Materials or Confidential Information will be made available by me to others during or following my relationship with the Company without the advance written permission of an officer of the Company.

7.	No License or Property Rights. I recognize and agree that nothing contained in this Agreement, or any other agreement, is to be construed as granting any property rights, by license or otherwise, to any of Company's Confidential Information, or to any product, formulae, invention, or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue. The Confidential Information may pertain to prospective or unannounced products. I agree not to use the Confidential Information as a basis upon which to develop or have a third party develop a competing or similar undertaking. I will not make, have made, nor use or sell for any purpose, any product or other item using, incorporating, or derived from any of Company's Confidential Information.

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8.	No-Solicitation. During my relationship with the Company and for a period of one year thereafter, without express prior written approval of an officer of the Company, I shall not directly or indirectly interfere with the Company's business in any manner, including, without limitation: (a) soliciting or attempting to solicit any Clients, either for myself or for any other person or entity; (b) employing, attempting to employ, enticing, encouraging, or soliciting for employment by others, any of the Company's employees; (c) inducing or attempting to induce a consultant, independent contractor, licensee, or other third party to sever their relationship with the Company; (d) assisting any other person or entity in the solicitation of any of the Company's consultants, independent contractors, licensees, employees, workforce members, or the like; or (e) soliciting, causing to be solicited or accepting the disclosure of any Confidential Information for any purpose whatsoever except as expressly required by the Company in order to enable me to perform all job duties.

9.	No Removal of Confidential Information. I agree that I shall not remove, reproduce, summarize, or copy any Confidential Information or Company Materials except as expressly required by the Company in order to enable me to perform my duties.

10.	Return of Confidential Information. I agree to return immediately to the Company all Confidential Information and Company Materials, including duplicates, when Company and I part ways or whenever management may otherwise require that such Confidential Information and/or Company Materials be returned.

11.	Assistance. I agree that in the Company's discretion, it may or may not apply for, obtain, register or take any action to protect or prevent the infringement of rights in any Confidential Information or Company Materials assigned to the Company under this Agreement or in any other results or proceeds of my services for the Company. If the Company chooses to take any such action, either during or after my relationship with the Company, I agree to: (a) take any action the Company may determine to be necessary or desirable in connection with the exercise and/or protection of these rights; and (b) deliver to the Company, in a form suitable to it, any documents necessary or required by the Company to obtain, exercise or protect such rights.

12.	Representations and Warranties. I represent and warrant that I have the right to grant to the Company all of the rights that are granted hereunder and that no permission, grant, or consent of any other person is necessary in order for me to grant to the Company the rights hereunder and that the Company's use of such Confidential Information and Company Materials as set forth above will not violate my rights or the rights of anyone claiming by or through me. I represent and warrant to the Company that I have not entered into any agreements with any other party that would interfere with or be inconsistent with my covenants, representations, and warranties herein.

13.	Indemnification. I agree to indemnify and hold the Company harmless from and against any claims, losses, liabilities, damages, and expenses (including, without limitation, attorneys' fees) incurred by it as a result of any breach by me, my agents, employees or representatives of any covenants, representations, or warranties contained herein.

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14.	Injunctive Relief. I acknowledge that the provisions set forth in this Agreement are necessary and reasonable to protect the Company's Confidential Information, Company Materials, good will, etc., and further that a breach or threatened breach of any provision of this Agreement by me or at my direction will cause great and irreparable harm to the Company for which it shall have no adequate remedy at law. Therefore, in addition to any other rights and remedies the Company may have, I agree that the Company, without posting any bond, shall be entitled to obtain, and I agree not to oppose a request for, injunctive and other equitable relief to prevent a breach or continuing breach of this Agreement. I acknowledge that this Agreement shall be specifically enforceable in accordance with its terms. I further acknowledge that any breach of any of the terms and conditions of this Agreement during my relationship with the Company may result in immediate termination of said relationship.

15.	Effective Date. I understand that this Agreement, no matter when signed by me, is effective as of the date I first acquired knowledge of any Confidential Information.

16.	Third Party Beneficiary. I understand and acknowledge that the Company's subsidiaries, affiliates, Clients, and Vendors are third party beneficiaries of this Agreement and that any and all Confidential Information I acquire about them in connection with my relationship with the Company is subject to confidentiality pursuant to this Agreement.

17.	Survival of Agreement. The ending of my relationship with the Company, for whatever reason, shall not affect the Company's rights or my obligations under this Agreement, all of which survive the ending of my relationship with the Company.

18.	Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and shall be binding upon my heirs and legal representatives.

19.	Severability. Should any provision of this Agreement be held invalid, void, or unenforceable for any reason, such adjudication shall in no way affect any other provision of this Agreement or the validity or enforcement of the remainder of the Agreement and the provision affected shall be curtailed only to the extent necessary to bring it within the applicable requirements of the law.

20.	Governing Law and Forum. This Agreement shall be construed in accordance with and governed by the laws of the State of California. Any dispute regarding this Agreement or breach thereof shall be subject to mandatory final and binding arbitration in Orange County according to the rules of the American Arbitration Association. The arbitrator shall have the authority to order injunctive and/or other equitable relief notwithstanding the foregoing, at the Company's election, claims for preliminary injunctive and other equitable relief may be pursued in the Superior Court of the State of California, County of Orange.

21.	Term. The obligations of this Agreement shall be continuing until the Confidential Information is no longer confidential. Further, the obligation not to disclose shall not be affected by bankruptcy, receivership, assignment, attachment, or seizure procedures, whether initiated by or against me.

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22.	No Implied Waiver. Company's failure to insist in any one or more instances upon strict performance of any of the terms of this Agreement shall not be construed as a waiver of any continuing or subsequent failure to perform or delay in performance of any term hereof.

23.	Notice. All notices or reports permitted or required under this Agreement must be in writing and delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, or (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt. Any notice shall be effective upon delivery. Notices will be sent to the addresses set forth at the end of this Agreement or such other address as either Party may specify in writing.

24.	Merger. This Agreement contains the entire agreement with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, and understandings with respect thereto. This Agreement may only be amended by a written document duly executed by all parties.

I ACKNOWLEDGE THAT I FULLY UNDERSTAND THIS AGREEMENT, AND AGREE TO ABIDE BY ALL OF ITS TERMS. I FURTHER UNDERSTAND THAT THIS AGREEMENT, NO MATTER WHEN SIGNED BY ME, IS EFFECTIVE AS OF THE DATE I FIRST ACQUIRED KNOWLEDGE OF ANY CONFIDENTIAL INFORMATION.

RECIPIENT

Dated: July 19,2016	Steve R Carlson
615 Hurlingham Ave
San Mateo, CA 94402
E-Mail: steve94402@yahoo.com

By:	/s/ Steve R. Carlson
Name: Steve R. Carlson

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